Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2012, with respect to the financial statements included in the Annual Report of Catalyst Pharmaceutical Partners, Inc. on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Catalyst Pharmaceutical Partners, Inc. on Forms S-8 (File No. 333-151367, effective June 2, 2008 and File No. 333-151369, effective June 2, 2008) and Forms S-3 (File No. 333-151368, effective June 26, 2008 and File No. 333-170945, effective December 15, 2010).

/s/ Grant Thornton LLP

Miami, Florida

March 30, 2012